Filed Pursuant to 433
Registration No. 333-145938
December 15, 2008
Pricing Term Sheet
The Procter & Gamble Company
4.60% Notes due 2014

Issuer:	The Procter & Gamble Company
Aggregate Principal Amount Offered:	$2,000,000,000
Maturity Date:	January 15, 2014
Coupon (Interest Rate):	4.60%
Price to Public (Issue Price):	99.978% of principal amount
Yield to Maturity:	4.604%
Spread to Benchmark Treasury:	+310 basis points
Benchmark Treasury:	2.00% due November 30, 2013
Benchmark Treasury Yield:	1.504%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2009
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 50 basis points
Trade Date:	December 15, 2008
Settlement Date:	December 18, 2008 (T+3)
CUSIP Number:	742718 DL0
ISIN Number:	US742718DL02
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities International plc, The Williams Capital Group, L.P.
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-800-718-1649.
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